Exhibit 5.1

[Letterhead of Shimonov, Rozenbuch & Co.]

Ramat-Gan, Israel, June 4, 2009
Reference:                          2696

To

T.A.T. Technologies Ltd.

P.O. BOX 80, Gedera 70750

Israel

Dear Sir and Madam

We have acted as Israeli Counsel to T.A.T. Technologies Ltd. (the “Company”), a corporation organized under the laws of the State of Israel, in regards to the registration under the United States Securities Act of 1933, as amended, of up to 2,520,372 Ordinary Shares, par value 0.90 NIS per share each of the Company (the “Shares”).

The Shares are to be issued pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into on April 3, 2009, between the Company, LIMC Acquisition Company and Limco-Piedmont Inc. (“Limco”).

We have examined the organization documents of the Company, as amended, minutes of the Company’s board of directors’ meeting dated April 3, 2009, the Merger Agreement and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion.

In this examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making this examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations there under and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Upon the basis of such examination, and subject to the foregoing, we advise you that in our opinion:

When the merger is completed according to the Merger Agreement, the issuance of the shares will be duly authorized, and upon issuance the shares will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

We consent to the reference to this firm under the caption “Legal Matters” in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Shimonov, Rozenbuch & Co.
Shimonov, Rozenbuch & Co. — Advocates